EXHIBIT 10.17



                       Magnitude Information Systems, Inc.
                  401 State Route 24, Chester, New Jersey 07930



December 1, 2003



Mr. Murray Zaroff
17281 Boca Club Blvd.
Boca Raton, FL 33487



Dear Mr. Zaroff:


This letter shall serve as an engagement agreement, subject to approval of the Board of Directors of Magnitude Information Systems, Inc., pursuant to which Magnitude Information Systems, Inc. (the '"Company") engages you ("Consultant" or "you") to act on a non-exclusive basis, to render specified senior consulting and sales representation services.


1. ENGAGEMENT: The Company hereby engages you, and you agree to devote your best efforts to, perform the following services:

(a) to assist the Company in identifying opportunities for the sale and licensing of the Company's software products;

(b) to act on a non-exclusive basis as a general business consultant, including, but not limited to promoting the Company to business collegues, friends and associates, as potential investors in the public trading marketplace.

2. TERM: Your engagement hereunder shall commence on the date first above written and shall continue through the next twelve months (the "Term"). The parties may amend the Term by up to two successive six-months periods.

3. COMPENSATION: In consideration for his services hereunder, Consultant shall receive the following compensation:

(a) For sales and/or licensing of our software products to clients (the "Approved Prospects") that had been referred to us by you and - subject to individual approval by us - are included in a periodically updated "Prospect List", where such sales or licensing is consummated during the Term or any renewal thereof or within twelve months after termination of this Agreement, a cash commission of five percent (5%) on the gross proceeds to the Company from such transaction less freight charges, taxes, returns or allowances, payable within 30 days after receipt by the Company of such proceeds.


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(b) For his efforts with respect to his  services  under 1 (b) above  Consultant shall be entitled to a flat fee remuneration of 1,100,000 restricted shares of the common stock of Magnitude Information Systems, Inc., such shares to carry piggy-back registration rights. If the Term is amended as provided for in
Section 2 above, Consultant shall receive 550,000 restricted shares for every following six months period.

4. ASSIGNMENT: Consultant may assign any of his rights to compensation earned under this Agreement provided he advises the Company in writing of such assignment and furthermore provided that any such assignees have the right to receive such compensation in accordance with ail applicable disclosure laws and rules, and subject to all disclosure regulations requiring the disclosure of such assignees' interest in any proposed transaction.

5. CONSULTANT REPRESENTATIONS: Consultant agrees and represents: (a) that he is an independent contractor and not an employee of the Company, that in acting pursuant to this engagement he will not legally bind or obligate the Company in any manner whatsoever; (b) that the execution and delivery of and his performance under, this Agreement shall not violate or breech any agreement, contract or obligation currently in existence between the Consultant and any third party, and; (c) Consultant hereby acknowledges that he is not a registered broker dealer with the National Association of Securities Dealers, Inc. ("NASD") nor registered with any state securities commission as a broker dealer and that when performing his duties under this Agreement in connection with any equity financing identified in Section 3(c) above, Consultant's role and duties shall be strictly limited to providing introductions of potential equity investment sources to the Company and shall not engage in any negotiations, discussions or sales effort with respect thereto, all of which activities shall be undertaken by the authorized officers of the Company.

6. CONFIDENTIALITY AND NON-COMPETE: Except as contemplated by the terms hereof or as required by applicable law, you shall keep confidential during the Term and for a period of twelve months thereafter all non-public information provided to you by the Company, and shall not disclose such information to any third party, other than such of your partners, employees and advisors as you determine to have a need to know and shall not use any such information for any purpose other than the purpose of performing your services for the Company as herein contemplated. In addition, Consultant hereby agrees not to compete, either directly or indirectly as a shareholder of another company, with the Company in the field of Ergonomic Productivity Software or solicit any of the Company's employees to leave the Company during the Term and for a period of twelve months thereafter.

7. SHORT POSITION: During the term of this engagement and for a period of twelve months thereafter, Consultant will not maintain a net short position at any time in the Company's shares. This net position includes freely trading shares and any preferred shares and warrants on an "as converted" basis.

8. ASSISTANTS TO CONSULTANT: Should the Consultant, in Consultant's sole discretion, deem it necessary to engage assistants, or third parties, to aid Consultant in the performance of the Services, the parties agree that such assistants are engaged solely by the Consultant, and that Consultant alone is responsible for providing compensation for such assistants.

9. AGREEMENT: This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New Jersey, and this letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New Jersey. Any legal action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in the Superior Court. County of Morris or County of Somerset, State of New Jersey or in the United States District Court for the District of New Jersey, and the parties hereby expressly submit to the jurisdiction of said courts.

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10. COMPLETE AGREEMENT: This Agreement supercedes and replaces any and all prior agreements between the parties.

If the foregoing correctly sets forth the understanding and agreements between the Company and you. please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.


Magnitude-Information Systems. Inc.


By: /s/ Steven D. Rudnik
    ----------------------------
    Steven D. Rudnik
    President and CEO
                                               Agreed to:
                                               CONSULTANT:

                                               /s/ Murray Zaroff
                                               ------------------------------